UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2005

Miller Petroleum, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Baker Highway, Huntsville, Tennessee	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 663-9457

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 10, 2005, Miller Petroleum, Inc. (the “Company”) entered into a Participation Agreement (the “Participation Agreement”) and related agreements attached as exhibits thereto (collectively, the “Agreements”) with Golden Triangle Energy, Inc., a Texas corporation (“GTE”) and Norwest Energy NL, an Australian corporation (“NWE”). The Agreements set forth the rights and obligations of each party with respect to the funding of certain oil and gas projects in an area of mutual interest located in Campbell County, Tennessee. Under the Agreements, GTE and NWE are given the right to participate, subject to funding, in an initial drilling program involving 20 wells on identified oil and gas leases. GTE and NWE will pay an estimated $235,000 per well, for the drilling and completion of the wells on a turnkey basis, for which they will receive 75% of the Company’s working interest in certain oil and gas leases.

On April 20, 2005, GTE and NWE deposited $1,175,000 into escrow in satisfaction of the funding requirements for the initial five wells. Upon the drilling and completion of the initial five wells, GTE and NWE have the option of whether to commit funding to participate in the drilling of additional wells or to terminate the Participation Agreement and assign all rights thereunder, except for interests already earned, to the Company. The Participation Agreement provides an option for the drilling and development of an additional 20 well locations upon the satisfaction of certain funding requirements upon the completion of 18 of the initial 20 wells.

This summary description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the documents that are filed as Exhibits hereto.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 10, 2005 Parker Lee resigned from the Company’s Board of Directors. There were no disagreements between Mr. Lee and the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC. (Registrant)

Date: June 22, 2005	By:	/s/ Deloy Miller
Deloy Miller Chief Executive Officer